EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS.

EARNINGS (LOSS) PER COMMON SHARE: Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The primary weighted average number of common shares outstanding was 5,521,283, 5,478,558 and 5,433,174, for the years ended December 31, 1997,
1996, and 1995 respectively.

                                         For the Year Ended 1997
                               -------------------------------------------
                               Income             Share           Per-Share
                              (Numerator)     (Denominator)         Amount
                               -------------------------------------------
  Basic EPS
  Income available to common
   stockholders                $166,201         5,521,283          $0.03
                               ========         =========          =====

  Diluted EPS
  Income available to common
   stockholders+assumed
   conversions                 $166,201         5,543,667          $0.03
                               ========         =========          =====